                                                                     EXHIBIT 4.2



                                AMENDMENT NO.1
                                      TO
                         SECURITIES PURCHASE AGREEMENT
                                     DATED
                               OCTOBER 27, 1994,
                                    BETWEEN
                              LINKON CORPORATION
                                      AND
                           IBJS CAPITAL CORPORATION

     This AMENDMENT NO. 1 to Securities Purchase Agreement (this "Agreement"), is made as of this 14th day of November, 1996, by and between Linkon Corporation, a Nevada corporation ("Linkon"), and IBJS Capital Corporation, a Delaware corporation ("IBJS"). Linkon and IBJS are referred to collectively herein as the "Parties."

                                   RECITALS
                                   --------

     Linkon and IBJS have entered into a Securities Purchase Agreement, dated as of October 27, 1994 (the "Purchase Agreement"). It is the desire of the Parties to amend certain provisions of the Purchase Agreement and certain ancillary instruments and agreements contemplated therein as set forth herein.

     ACCORDINGLY, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

                                   AGREEMENT
                                   ---------

     1. All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in the Purchase Agreement.

     2. Section 4 of the $1,000,000.00 Linkon Corporation 10% Senior Secured Convertible Debenture, dated October 27, 1994 (the "Debenture"), issued by Linkon to IBJS in connection with the transactions contemplated by the Purchase Agreement, is hereby amended to provide, in its entirety, as follows:

             SECTION 4. Prepayment. The Corporation shall be entitled to prepay
                        ----------
        any or all principal amounts outstanding under this Debenture prior to the stated maturity date thereof at any time and from time to time as follows (and only as follows):

             (a) As set forth in Section 5.2(a), Section 5.2(b) and/or Section 5.2(c) of this Debenture with respect to certain conversion; and

             (b) Upon twenty days prior written notice; provided, however, that with respect to prepayments made under this Section 4(b): (i) prepayments shall be in amounts equal to no less than the lesser of $50,000 or the remaining principal amount hereunder, and (ii) simultaneously with any such prepayment, the Corporation shall issue to the holder of this Debenture warrants, substantially in the form of Annex I hereto, to purchase that number of shares of Common Stock (as hereinafter defined) equal to the quotient obtained by dividing the principal amount then being prepaid by the Conversion Price (as hereinafter defined) then in effect, and having a Warrant Price (as defined in Annex I hereto) equal to the Conversion Price then in effect.

     3. The Debenture is hereby amended by making Annex I hereto Annex I thereto.

     4. Upon Linkon's request in connection with the issuance of any Prepayment Warrants, IBJS agrees to remake to Linkon, in writing, such of the representations and warranties set forth in clauses (b) through (g) of Section 5 of the Purchase Agreement as Linkon may reasonably request.

     5. Section 7.3(a)(iii) of the Purchase Agreement is hereby amended to provide, in its entirety, as follows:


             (iii) sell, lease or otherwise dispose of its properties or assets (other than (x) sales of products in the ordinary course of business, and (y) sales of accounts receivables in customary factoring agreements on ordinary commercial terms to entities engaged in factoring for working capital purpose) or merge or consolidate with or into any other corporation, corporations, entity or entities;

     6. Section 7.3(a)(vi) of the Purchase Agreement is hereby amended to provide, in its entirety, as follows:

             (vi) incur any indebtedness for borrowed money or guarantee any obligation of any other person other than (A) the Debentures, (B) indebtedness from a lending institution for working capital purposes secured solely by Liens on inventory and accounts receivable of the Corporation and (C) indebtedness which by its terms is subordinated in right of payment and performance to the Debentures in an aggregate amount less than $5.0 million

        (provided, however, that nothing in this Section 7.3(a)(vi) shall prohibit the type of factoring arrangements contemplated by Section 7.3(a)(iii) above);

     7. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly therein. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Facsimile counterpart signatures to this Agreement shall be acceptable. EXCEPT AS EXPRESSLY AMENDED HEREBY, THE PROVISIONS OF THE PURCHASE AGREEMENT, THE DEBENTURE AND ALL OTHER AGREEMENTS AND INSTRUMENTS DELIVERED IN ACCORDANCE THEREWITH ARE, AND WILL REMAIN, IN FULL FORCE AND EFFECT AND NOTHING IN THIS AMENDMENT WILL BE CONSTRUED AS A WAIVER OF ANY OF THE RIGHTS OR OBLIGATIONS OF THE PARTIES UNDER ANY OF THE ABOVE LISTED DOCUMENTS.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                                    LINKON CORPORATION


                                    By:/s/ Thomas V. Cerabona
                                       ----------------------
                                       Name:  Thomas V. Cerabona
                                       Title: Vice President, Operations



                                    IBJS CAPITAL CORPORATION


                                    By:/s/ Rick Krueger
                                       ---------------------
                                       Name:  Rick Krueger
                                       Title: Vice President

                                       3